Exhibit 99.1

Press Release March 17, 2026

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Provides First Quarter 2026 Earnings Guidance

FORT WAYNE, INDIANA, March 17, 2026 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided first quarter 2026 earnings guidance in the range of $2.73 to $2.77 per diluted share. Comparatively, the company’s sequential fourth quarter 2025 earnings were $1.82 per diluted share, and prior year first quarter earnings were $1.44 per diluted share.

First quarter 2026 profitability from the company’s steel operations is expected to be meaningfully higher compared to sequential fourth quarter results, driven by increased shipments and metal margin expansion across the platform, as average realized selling values increased more than scrap raw material costs. Demand remains strong across several key end markets, with the non-residential construction, energy, automotive, and industrial sectors continuing to lead.

First quarter 2026 earnings from the company’s metals recycling operations are expected to be higher than sequential fourth quarter results, based on significantly expanded metal margin driven by higher ferrous and nonferrous average selling values. Shipments are expected to be somewhat lower in the quarter, as scrap flows were negatively impacted by winter weather conditions in portions of January and February, but have since normalized.

First quarter 2026 earnings from the company’s steel fabrication operations are expected to be steady with sequential fourth quarter results, as higher shipments offset metal margin compression related to increased steel raw material input costs. Customer order activity has significantly increased since the end of 2025, with the customer order backlog over 35 percent higher than a year ago and extending well into the third quarter 2026. Current demand has been supported by commercial construction, data center and warehouse buildouts, manufacturing, and healthcare. The company expects further volume improvement in 2026, with the support from U.S. infrastructure and other stimulus programs and continued onshoring.

The aluminum team is continuing with the successful commissioning and startup of the company’s Columbus, Mississippi aluminum flat rolled products mill. The team successfully produced finished products for the industrial and beverage can sectors, receiving product qualifications from several can sheet consumers with additional successful qualifications ongoing. They also produced and received qualifications for aluminum hot band for use in automotive applications. The first of two CASH lines for the production of finished automotive products is in commissioning, as is the second of three planned cold mills used for all product types.

The company has repurchased an estimated $66 million of its common stock so far during the first quarter 2026. The company temporarily slowed the cadence of its share repurchase program in light of significant working capital funding in the first quarter related to its annual profit-sharing payment of approximately $126 million and a meaningful increase in working capital related to the quicker than anticipated ramp in its aluminum operations coupled with increasing aluminum prices. The company currently plans to resume a normalized share repurchase cadence in the second quarter 2026.

The company currently plans to release its first quarter 2026 earnings after the market closes on Monday, April 20, 2026, and will hold a conference call the next day at 11:00 a.m. Eastern Daylight Time to discuss the company's performance.

About Steel Dynamics, Inc.

Steel Dynamics is a leading industrial metals solutions company, with facilities located throughout the United States, and in Mexico. The company operates using a circular manufacturing model, producing lower-carbon-emission, quality products with recycled scrap as the primary input. Steel Dynamics is one of the largest domestic steel producers and metal recyclers in North America, combined with a meaningful downstream steel fabrication platform. The company is also in aluminum operations, further diversifying its product offerings to supply aluminum flat rolled products with higher recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. Steel Dynamics is committed to operating with the highest integrity and to being the safest, most efficient producer of high-quality, broadly diversified, value-added metal products.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals marketplaces, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) the cyclical nature of the metals industries and the industries we serve; (4) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (5) cost and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions; (6) increased environmental, greenhouse gas emissions and sustainability considerations from our customers and investors or related regulations; (7) compliance with and changes in environmental and remediation requirements; (8) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (9) availability of an adequate source of supply of scrap for our metals recycling operations; (10) cybersecurity threats and risks to the security of our sensitive data and information technology; (11) the implementation of our growth strategy; (12) our ability to retain, develop and attract key personnel; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) difficulties in the launch or production ramp-up of new products; (16) our aluminum operations depend on a core group of significant customers; (17) governmental agencies may refuse to grant or renew some of our licenses and permits; (18) our existing debt agreements contain, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (19) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact:

Investor Relations — +1.260.969.3500